Exhibit 99.1

FOR IMMEDIATE RELEASE                                           December 4, 2006

                  Almost Family Completes Previously Announced

                Acquisition of Mederi Inc.'s Home Health Agencies

Louisville, KY - Almost Family, Inc. (NASDAQ:AFAM) today announced that it has completed its previously announced acquisition of the assets and business operations of all the Medicare-certified home health agencies owned and operated by Mederi, Inc., one of Florida's oldest and best-known home health care organizations.

William B. Yarmuth, Chairman and CEO, commented on the announcement: "As we stated previously, the addition of the Mederi operations with locations in Florida, Missouri and Illinois, is a very important step in the execution of our business plan. On a combined basis following integration of the transaction we expect to be operating in 73 branch locations in 9 states with over $100 million in revenue."

"Mederi has long been recognized as one of the premier home health agencies in its service areas. This is direct result of the quality and hard work of the agencies' managers and employees. We will work together with them to continue that tradition and build upon it. We are very pleased to welcome all of them to our team. "

About Almost Family
Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing services, with branch locations in Florida, Kentucky, Ohio, Connecticut, Massachusetts, Missouri, Alabama, Illinois and Indiana (in order of revenue significance). Almost Family, Inc. and its subsidiaries operate a Medicare-certified division under the Caretenders trade name and a personal care division under the Almost Family name.

Contact: William Yarmuth or Steve Guenthner (502) 891-1000.



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All statements, other than statements of historical facts, included in this news release, including the objectives and expectations of management for future operating results, the Company's ability to accelerate growth in its home health operations, the Company's ability to achieve expected cost savings net of incremental overhead post-acquisition, the ultimate outcome of the Company's allocation of purchase price to amortizable intangible assets, the Company's ability to generate positive cash flows, and the Company's expectations with
regard   to   market   conditions,   are   forward-looking   statements.   These
forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations expressed or implied in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

Because  forward-looking   statements  involve  risks  and  uncertainties,   the
Company's actual results could differ materially. The potential risks and uncertainties which could cause actual results to differ materially include: regulatory approvals or third party consents may not be obtained, the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; the ability of the Company to integrate acquired operations; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry, and the Company's self-insurance risks. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's Securities and Exchange Commission filing on Form 10-K for the year ended December 31, 2005, in particular information under the headings "Special Caution Regarding Forward-Looking Statements" and "Risk Factors." The Company disclaims any intent or obligation to update its forward-looking statements.